Exhibit 1

Town Hall to Introduce Shareholder Nominees April 2013 www.ReassessHess.com H

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission on April 3, 2013 to be used to solicit proxies in connection with the 2013 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”) of Hess Corporation (the “Company”). Information relating to the participants in such proxy solicitation is available in the definitive proxy statement filed by Elliott with the Securities and Exchange Commission on April 3, 2013 and in any amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2013 Annual Meeting because they will contain important information, including additional information relating to the participants in such proxy solicitation. Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com. Cautionary Statement Regarding Forward-Looking Statements The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Additional Information [ 1 ]

Agenda (1) Brief Introductory Remarks (2) Shareholder Nominee Introductions (3) Shareholder Nominee Q&A [ 2 ]

[ 3 ]

Hess Underperformance Versus S&P 500, Oil and Peers [ 4 ] Hess: 397% SPX: 321% Oil: 474% Integrated: 635% Proxy: 675% Revised: 824% Elliott’s intent to nominate directors announced 0% 100% 200% 300% 400% 500% 600% 700% 800% 900% 1000% May - 1995 Apr - 1998 Apr - 2001 Apr - 2004 Apr - 2007 Apr - 2010 Mar - 2013

[ 5 ] This vote is about acknowledging the fundamental problems at Hess and delivering a clear message to the Board of Hess that change is needed.

[ 6 ] Elliott owns 4.52% of Hess stock, valued at over $1 billion It is the largest initial equity investment in our 36-year history

Hess Has Failed to Deliver Returns to Its Shareholders Hess Over (Under) Performance [ 7 ] “You can't judge us on a one-year basis. You have to do it over the long term.” - John Hess, January 2010 For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. John Hess Tenure 17 Years 5-Year 4-Year 3-Year 2-Year 1-Year vs Proxy Peers (333)% (31)% (43)% (29)% (40)% (17)% vs Revised Proxy Peers (460)% (45)% (63)% (44)% (47)% (20)% vs Bakken Operators NA (263)% (984)% (184)% (70)% (16)% vs XLE NA (31)% (57)% (43)% (44)% (20)% vs XOP NA (39)% (81)% (52)% (39)% (15)%

[ 8 ] Hess has failed to deliver returns to Shareholders due to Lack of a focused strategy resulting in Persistent operational issues, and Undisciplined capital allocation. Result is a need for restructurings—they have been endless and ineffective at Hess. All of this is enabled by a flawed governance culture at Hess. These problems must be acknowledged if they will ever be fixed.

Hess Lacks a Focused Strategy [ 9 ] Hess Relative Size “We have the portfolio of a major, we have the technical challenges of a major” John Hess, June 2010 “We’ve been clear. We are very proud of the global portfolio we have.” John Hess, January 2013 Relative size based on market capitalization. For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. Chevron 12x Exxon 23x

Hess Has Persistent Operational Issues [ 10 ] Eagle Ford JV Bakken well costs Bakken rig program 17% to 38% above peers drilling same type of well ($2.5) Billion ($0.8) Billion Hess has been unable to control well costs in resource plays For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. Hess has been unable to manage a rig program commensurate with the size of its acreage position Hess has been unable to make the most of corporate opportunities, losing $771 million in the Eagle Ford while peers captured tremendous wealth

Hess Has Flawed Capital Allocation [ 11 ] Proprietary trading Exploration Hedging production Hess has lost $4 billion of value from its exploration investment over the last 5 years – billions more than any other peer Hess lost 9% of E&P revenues in a hedging program from 2002-2012 - 9x worse than its peers Hess carries out prop trading in the corporate office - separate from HETCO - with ~$400mm in losses since 2009. What is this doing at Hess? For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. ($4.0) billion ($6.7) billion ($0.4) billion

Endless Ineffective Restructurings That Result in Further Underperformance

HESS

"Will perpetual restructuring mode ever end?"
- Goldman Sachs, October 2003 (nearly 10 years ago!)



1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014
Span of Announced Restructuring

	1996 to 1999 "Repositioning"	2001 to 2003 "Reshaping"	2001 to 2006 Continued "Reshaping"	2008 to 2010 "Rebalancing"	2001 to 2011 "Restructuring"	2009 to 2014 "Important Change"	2010 to ? "Multiyear Transformation"
Promises	"After **more than 3 years** of aggressively repositioning its asset base and slashing costs, we expect Amerada Hess will finally deliver…" - Lehman, **May 1999**	"We have done a lot of work the **last two years** to reshape our portfolio… **It's starting to stabilize.**" - John Hess, **October 2003**	"Over the **last five years** our company has done a lot of work to reshape our portfolio… We're starting to deliver a consistent track record of performance." - John Hess, **September 2006**	"So **about two years ago**, we really started to push a more balanced approach between accessing unconventional… to balance the high impact exploration program.." - John Hess, **November 2010**	"We have done a lot of work over the **last 10 years to restructure** our own Company significantly…" - John Hess, **July 2011**	"…important change for Hess…This change essentially **began in 2009 and should be largely complete in 2014**." - John Hess, **July 2012**	"We would note that our current board is comprised of highly accomplished directors who deserve credit for initiating the **multiyear transformation** that **started in 2010 and that continues today.**" - Jon Pepper, Hess spokesman, **February 2013**
Results	(21)%	(24)%	(87)%	(17)%	(167)%	(63)%	(43)%

[12]

For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: "Shareholder Advisory Services Presentation," available at ReassessHess.com.

Today Shareholders Are Told of Hess’s 7th Attempted Restructuring Like Prior Restructurings, There Is No Clear Beginning or End [ 13 ] “monetization of our Bakken midstream assets expected in 2015.” John Hess, March 2013 “So about two years ago, we really started to push a more balanced approach between accessing unconventional hydrocarbon resources, oil and gas, to balance the high impact exploration program...” - John Hess, November 2010 Did it start in 2008 ? “...the major moves to reshape our portfolio will have been completed by the end of 2013.” John Hess, January 2013 When will it end? “We have done a lot of work over the last 10 years to restructure our own Company significantly...” John Hess, July 2011 But it has been ongoing since 2001? “This change essentially began in 2009 and should be largely complete in 2014.” John Hess, July 2012 No, it started in 2009 and will end in 2014 “On our July call, we explained that Hess was in the midst of a five-year transition... completed by the end of 2013.” John Hess, January 2013 Ignore comments from 2010 and 2011 As said in July 2012: five year plan 2009 to 2014... but completed in 2013 a four year plan that we call a “five” year plan “...our current board is comprised of highly accomplished directors who deserve credit for initiating the multiyear transformation that started in 2010 and that continues today.” Jon Pepper, Hess spokesman, February 2013 What? It began in 2010? We thought it began in 2009? Well, we also used to think it began in 2008... So is it a three year plan? 2010 - 2013? Whatever it is, it is multiyear and continues today “we’d say 12 to 18 months [March 2014 to September 2014].” John Rielly, SVP & CFO, Hess March 2013 “...I mean, it’s early in the process, but our guidance would be that we’d complete these sales by the end of 2014.” John Rielly, SVP & CFO, Hess March 2013 When did this “5” year restructuring begin and when will it end? For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

Compensation Management and directors awarded $540 million while underperforming peers by (460)% $8 million paid directly to Board members by CEO’s family estate for service as executors Director tenure 17 year average tenure of non-management directors at retirement No effort to ever refresh Board: last retirement of non-management director was in 2003 Oil & Gas operating experience Never even one independent director with oil & gas operating experience Least Independence Consistently 3 joint-executors of Hess estate served as directors Continually interlocking director and management relationships Never fewer than 3 directors that are management members at any one time Staggered Board Multiple attempts by Shareholders to destagger Board blocked by John Hess All of This Has Been Enabled by Failed Governance at Hess [ 14 ] For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

“We think the market will largely adopt a wait and see approach and not give any free passes to management until clear path towards their cash flow targets and execution capability is evidenced...From a valuation perspective, we think the stock is relatively cheap as a result of the company’s less-than-stellar historical performance record and perceived execution risk.” Barclays (July 26, 2012) “And so, one of the problems is the board is stuffed with incredibly long-serving members, none of whom seem to have any experience outside the company running an oil company, so there’s a real lack of oil industry depth here. And coincidentally, they also happen to have very strong financial connections with the Hess family, helping to run the charitable board, helping to run the estate of the founders.” Reuters Breakingviews (January 29, 2013) These Problems Are Not New at Hess [ 15 ] “The simple fact is the market doesn’t trust Hess to run its business well, and thus places a discount on everything the company controls.” Morningstar (January 29, 2013) “HES has been what we call a ‘value trap’ for some time.” Societe Generale (January 30, 2013) “In multiple client conversations throughout the day we found literally no one that defended the shape, nor global strategy of Hess.” Deutsche Bank (January 30, 2013) “This is the most undermanaged major oil company in the world.” Jim Cramer, CNBC Faber Report (January 29, 2013) “...Hess' board has consistently failed its shareholders and has never brought management to task, ever... In light of the company’s poor performance the last decade, this is clearly a board that gives John Hess what he wants, rather than doing what is good for shareholders.” Morningstar (January 29, 2013) “The stock price reflects concern about ballooning capital costs, chronic lack of free cash flow, a high oil price breakeven, and recent difficulty executing against guidance and expectations.” Deutsche Bank (October 17, 2012)

They Have Existed For a Long Time [ 16 ] “Although we think the company’s underlying asset value is worth significantly higher than our near-term price target, we now believe the shares will likely continue to struggle throughout this year and will trade substantially below our estimate of its fair asset value due to the lack of visible catalysts as well increased investor skepticism over management’s execution record...” Barclays (April 26, 2012) “The 7% pullback in the stock was severe, and in our view, is indicative of a loss of investor confidence in HES’s execution capabilities, following a string of production misses and a lack of notable exploration success, in addition to a growing deficit between capex and cash flow. Entering 1Q’12, HES had missed its production guidance for four of the preceding 5 quarters, meaning execution was at a premium.” Simmons (April 26, 2012) “The large variability in capex versus original guidance (just set six months ago) demonstrates some lack of capital discipline within the company.” Citigroup (July 25, 2012) “The key issue for HES in our mind is capital intensity and the inability of management in recent years to live within the limits of its cash flows. Furthermore, given the lack of growth in oil and gas production over the last 5 years, there is a case to be made that the company should return more cash back to shareholders instead of attempting to grow at all.” Citigroup (July 20, 2012) “We believe Hess should consider further reducing its exploration program beyond what has already been announced. It is not clear to us given the levels of exploration spending versus cash flows that a mid-sized oil company can successfully pursue a global exploration strategy as Hess has attempted...The company’s high-risk/high-potential exploration and acreage strategy since 2009 is thus far not yielding favorable results.” Goldman Sachs (June 11, 2012) “On the upstream side, we question whether the company has the bandwidth to operate in over 20 countries.. We do not believe a company of Hess’s size will get credit in the market for a shotgun approach to investing across the world.” Citigroup (July 20, 2012) “We are skeptical that Hess’s current global growth strategy will yield superior returns or growth, as its organization appears to be spread thin and we think it is unlikely that Hess can have a competitive advantage in all the areas it is pursuing.” Goldman Sachs (June 11, 2012)

...A Really Long Time [ 17 ] “The company has continued to be a net issuer of equity at a time when most of the other majors have been buying stock back... and has produced low return on capital employed for most of the present decade.” Bernstein (October 22, 2009) “Notwithstanding the romance of Leon Hess’s development of the company from one oil delivery truck into a multi-billion dollar enterprise, by the early 2000’s the company’s reputation with investors was one of a struggling oil essentially run as if it were private.” Deutsche Bank (August 7, 2007) “To summarize, the key growth assets underperform, expectations are lowered, and a key investor fear – Hess’s propensity to outspend cash flow – is stoked by an early upward revision to the 2012 budget.” Deutsche Bank (April 25, 2012) “Flowing through from the high capex and low growth, the company has the lowest yield and lowest dividend growth combination amongst major oils.” Deutsche Bank (July 27, 2011) “The company’s refining and marketing assets remain emphatically not for sale, despite the fact that redeploying downstream invested capital ...to the much higher returning upstream would make solid business sense.” JP Morgan (September 17, 2009) “The change in 2008 estimated EPS is due to our belief in the industry-wide cost pressures being sustained into next year and the company’s inability to manage them quite as successfully as do the Majors.” Bank of America (April 26, 2007) “Continued exploration losses are value destructive.” Deutsche Bank (October 25, 2006) “Hindsight: We can’t believe you’re back to more hedging.” Deutsche Bank (September 29, 2008) “Historic mistrust, with certain major potential shareholders reluctant to invest based on the issues the company faced in the past with a distinctly mixed record of shareholder value creation to say the least. Ultimately, John Hess is still in charge, and that provides a major link to the past. Hess has historically shown poor performance on operational metrics...” Deutsche Bank (August 6, 2007) “It is important to highlight that the highest paid companies are also the best performers, with the arguable exception of Hess. He is a dynastic executive left in a business that resonates with family fortunes...” Deutsche Bank (August 24, 2006)

...A Really, Really Long Time [ 18 ] “The key question, in our view, going forward is whether Hess is starting to spread itself too thin via a growing project portfolio list.” Goldman Sachs (April 26, 2006) “Despite a new record quarterly oil price environment and sequentially much higher production levels, worldwide unit profitability rose only marginally... because of continued heavy hedging loss (no surprise here) and a sharp increase of costs.” Lehman Brothers (January 27, 2005) “The aggressive upstream exploration story driven by John O’Connor is under pressure, as a run of dry holes is looming larger. With no completion target, the story has an uncertain future, costs are rising and prospects are pushed from this year to next.” Deutsche Bank (April 26, 2006) “This company has not historically shown good capital discipline, delivering one of the highest F&D costs in the sector and one of the lower returns on capital.” Bank of America (January 27, 2005) “Hess’s long-term share performance has been hampered by an inability to show sustainable volume growth and value creation in the upstream ...As a result, Hess’s 10-year share price performance has been the weakest among the integrated oils.” Merrill Lynch (October 21, 2004) “Following several years of missed targets, [Hess] has refrained from offering production guidance much beyond the current year. Whilst this plays to its benefit by avoiding the risk of over promising / under delivery, it also clouds the outlook over the coming years. HES’s reluctance to commit to any long-term production objectives is understandable in the context of a poor track record where a succession of aggressive growth targets has been missed.” Citigroup Smith Barney (October 11, 2004) “...Hess needs to spend aggressively to arrest its imploding production profile. The risk is whether these capital investments will generate competitive returns, a concern to investors given the recent history of production and reserve disappointments...” Merrill Lynch (April 29, 2004) “The question, in our view, is whether Hess is truly creating a culture that is focused on profitability first.” Goldman Sachs (February 6, 2004) Note: For all reports prior to May 2006, Amerada Hess or AHC, was changed name to Hess or HES “We think the frequency of HES’s analyst meetings could be increased. How about biannual?” Merrill Lynch (May 22, 2006)

...A Really, Really, Really Long Time [ 19 ] “Having lagged the recent rebound in the sector—adding to what has been long-term secular underperformance...” Goldman Sachs (December 9, 2003) “We believe Hess had four issues it needed to overcome: Top management was not as strong as at its competitors; E&P asset base was very mature and short-lived; Balance sheet was weak; Capital discipline was expressed in words, but not practiced in actions.” Goldman Sachs (December 9, 2003) “Hess released another quarter of disappointing earnings... While offshore development delays are not uncommon for large oil and gas projects, Hess has consistently disappointed the market with operational performance over the past several quarters.” Bank of America Credit Research (July 29, 2003) “With below cost of capital ROACE, high upstream costs, and strategic impediments due to recurring high debt levels, we believe the Hess shares should continue to trade at a material discount vs. the integrated peer group. Moreover ...we remain unconvinced that the company’s planned upstream growth will lead to improved profitability and returns.” UBS Warburg (April 30, 2003) “Will perpetual restructuring mode ever end?” Goldman Sachs (October 14, 2003) “...[Hess] a company that we consider the most fundamentally flawed E&P or integrated in our investment grade universe... Unfortunately, these days a lack of astoundingly bad news is cause for celebration!” Morgan Stanley Credit Research (May 1, 2003) “The burden of high debt levels and low returns, with abandoned targets and a weak near-term production profile, leaves the management in need of reestablishing credibility and share price performance.” Deutsche Bank (April 8, 2003) “The material erosion of shareholder equity so soon after the completion of these two acquisitions is a clear disappointment [It] also must raise questions as to the acquisition due diligence process within Hess ...We believe investors’ confidence in the company has been materially undermined...” UBS Warburg (February 3, 2003) “Hess’s near-term strategic outlook is fairly clear-cut: the company must improve. [Hess] will need to regain project management credibility after disappointing results...” Bank of America (January 6, 2004) Note: For all reports prior to May 2006, Amerada Hess or AHC, was changed name to Hess or HES

...Back into the Early Part of the Last Decade [ 20 ] “...We believe Hess should trade at a 5%-10% discount to the Domestic Oils based on[and] 3) Damaged management credibility.” JP Morgan (January 30, 2003) “We believe even if the disposal program is completed the portfolio improvement is unlikely to be sufficient to result in returns in excess of Hess’s cost of capital.” UBS Warburg (November 5, 2002) “Credibility matters, and Hess has little of it left.” Credit Suisse (January 30, 2003) “...While investors remain worried over the management’s seemingly sloppy attitude to shareholders’ equityWe are increasingly concerned over Hess’s continuing ability to generate these ‘non recurring’ charges... Carelessness with shareholders equity is a worrying trait in any corporation.” Credit Suisse (January 30, 2003) “REITERATE UNDERPERFORM; E&P DETERIORATION A SERIOUS ISSUE There is no change to our Underperform rating for Hess despite the continued slide in its shares. We believe large write downs at its LLOG and Triton acquisitions coupled with continued erosion in its base E&P properties point to serious problems with the company's exploration and production business.” Goldman Sachs (January 30, 2003) “The continued string of negative news has left management with some work to do to rebuild investor confidence.” Bank of America Credit Research (January 31, 2003) “...Production forecasts were revised lower supporting concerns that we have had regarding economic value creation...” Morgan Stanley (October 25, 2002) “Hess’s stock fell 12% today on the back of a downgrade to 2003 and 2004 production expectations and a further write-down of the LLOG properties . While neither of these things is devastating to the company’s value, we believe that management credibility at Hess has been stretched very thin...This charge will be seen by investors as a continuation of a disturbing pattern of special charges at Hess...again calling into question the company’s judgment...” Credit Suisse (October 24, 2002) Note: For all reports prior to May 2006, Amerada Hess or AHC, was changed name to Hess or HES

...Even Back into the Twentieth Century [ 21 ] “Hess announced a broad-based restructuring program involving reductions in overhead and capital expenditures   Regarding the stock, we maintain our longstanding Neutral rating. Investor interest is not expected to become material in this company until returns resemble the cost of capital on a sustainable basis.” Morgan Stanley (December 14, 1998) “Exploration expense is significantly above average...Hess, with a market capitalization of $4.5 billion, had 1997 exploration expense of $373 million; in comparison, Exxon, with a market capitalization of $175 billion, had exploration expense of $753 million. (In other words, Exxon’s exploration expense is only twice as high as Hess’s, while its market capitalization is almost 40 times as high).” Goldman Sachs (September 4, 1998) “Hess’s consistently poor returns ...” UBS Warburg (September 22, 2000) “Hess continues to be the perennial turnaround story.” Paine Webber (May 7, 1997) Note: For all reports prior to May 2006, Amerada Hess or AHC, was changed name to Hess or HES “In 2003, Hess’s ROACE of 7.6% is the lowest in its peer group and is well below Hess’s cost of capital of 10%-12%.” UBS Warburg (September 22, 2000) “Given the continued inconsistency in Hess results... we would not add to positions at these levels” Smith Barney (October 23,1997) “While Hess has not been an earnings story for many years now, the absence of profits is getting stale.” UBS (January 23, 1998 )

[ 22 ] These are deeply rooted, long standing problems at Hess. They can not be solved by a hastily arranged set of asset divestments or an overdue dividend increase. To solve the fundamental problems at Hess, must address the root cause - the culture of the boardroom – and change the fundamental process of decision-making to prioritize ALL Shareholders.

Shareholders Have Tried to Hold Hess Accountable [ 23 ] John Hess voted against his board’s recommendation and blocked destaggering Withholding votes on directors % of Total Shares Voted for Declassification Trying to de-stagger Board Objecting via Say on Pay Most Recent Votes Withheld From Directors Say on Pay Support For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. Brady Kean Olson Holiday Bodman Von Metzsch 2010 2011 2012 0% 10% 20% 30% 40% 50% 0% 20% 40% 60% 80% 100% 2007 2008 2012 40% 60% 80% 100% Hess Energy Companies S&P 500

[ 24 ]

[ 25 ]

[ 26 ] Source: Hess’s Fourth Letter to Shareholders, April 2013 “Keep this in mind: ELLIOTT’S NOMINEES HAVE AGREED TO RECEIVE DIRECT AND SUBSTANTIAL SPECIAL PAYMENTS FROM ELLIOTT AND ARE STRUCTURALLY INCENTIVIZED TO SUPPORT A PLAN...[THAT] IS VALUE DESTRUCTIVE AND BAD FOR HESS AND ITS SHAREHOLDERS.” Hess Fourth Letter to Shareholders April 2013 Hess Purposefully Misleads Shareholders on Compensation

 Shareholder Nominee Compensation is Pay for Performance [ 27 ] What it is: $30,000 for each 1% that Hess’s stock outperforms Hess’s own proxy peers as measured at the end of the Shareholder Nominee’s three-year term as a director (2016) Similar to Hess’s Performance Share Unit (PSU) program but with more rigorous goals The peer group is the exact same as the group used for the PSU program The measurement of total return is the same as the PSU program The goals are more rigorous than PSU program because Shareholder Nominee is only paid if outperform peer group and payment commensurate with amount of outperformance. Hess pays management 50% to 100% of target bonus even if Hess in 3rd quartile The obligation to pay is contractually fixed and not subject to Elliott’s discretion The payment has no tie whatsoever to Elliott’s P&L or investment The duration is more long term oriented than any plan currently at Hess The payment is capped at 300% outperformance (300% outperformance would imply Hess share price at ~$250 per share while peers are flat)

“The Elliott nominee compensation plan closely aligns the interests of those nominees with the medium and long term interests of Hess shareholders and has no impact on a director's independence or ability to fulfill his duties to stockholders. The payout criteria are objective, not discretionary, and they tie only to market price performance over a fairly long period, regardless of whether the Board adopts Elliott's proposals.” Lawrence A. Hamermesh, Professor, Widener Institute of Delaware Corporate Law Nominee Compensation Endorsed By Shareholders and Governance Experts [ 28 ] “Hess has portrayed these bonuses as somehow objectionable...it is difficult to see the merit in management’s arguments. The bonuses seem surgically tailored to tie the payoff to Hess’s stock price performance compared to competitors. That is intended to align the interests of those directors with those of the company’s shareholders. Elliott makes the promise at the outset and then has no role to play afterwards, other than to pay up if milestones are met. No one is beholden to Elliott and the independence of those directors is not compromised.” Lawrence A. Cunningham, Professor, George Washington University Law School “We understand from reading their proxy statement that any continuing agreement between Elliott and their nominees will be purely executory and such nominees will not owe any duty or allegiance to Elliott. Moreover, we find that the compensation provided by Elliott to their nominees is consistent and comparable to that of the company’s continuing directors; specifically, continuing directors have similar upside potential on historical share grants received during their tenure as directors. We believe Elliott’s nominees and your continuing directors are all compensated in a manner consistent with their fiduciary duties to all the shareholders.” David H. Batchelder Hess shareholder, Relational Investors LLC

“The Elliott plan makes perfect sense for Hess shareholders. In fact, it is state-of-the-art and ought to be more broadly adopted. Tying director compensation directly to outperformance against peers perfectly aligns the directors with the interests of shareholders. The payments are legal obligations, not discretionary, and they bear no relationship whatsoever with any recommendations put forward by Elliott. I think it is a great plan that serves Hess shareholders well.” Yair Listoken, Professor, Yale Law School And More Governance Experts [ 29 ] “The Elliott approach makes sense for Hess shareholders. It’s a straightforward and objective incentive plan that clearly connects the interests of independent nominees with the interests of shareholders over the medium and long term. This kind of approach lends itself to allowing these nominees, if elected, to focus on independent decision-making and fulfilling their fiduciary obligations on behalf of shareholders.” Randall Thomas, Professor, Vanderbilt Law School “Hess shareholders should not find this approach objectionable, but should in fact be happy that Elliott is willing to pay its own money to compensate director nominees based directly on Hess’s stock price performance relative to its peer group. This approach is transparent and clear, and it aligns the interests of independent nominees with those of Hess shareholders.” M. Todd Henderson Professor, University of Chicago Law School

[ 30 ] On March 4th, Hess announced divestitures that it says were planned all along The record shows differently

[ 31 ] Before Shareholder Nominee Involvement: Energy Marketing and Retail Were Strategic “Today we are announcing the culmination of that process by exiting our downstream businesses and becoming a pure play E&P company. Specifically, we will be divesting our retail, energy marketing, and energy trading businesses” John Hess March 2013 “Our Energy Marketing and Retail Marketing businesses remain a long-term strategic part of our portfolio...So we are very happy having it in the portfolio and it is a strategic part of the portfolio.” John Hess November 2012 “...we have morphed our fuel marketing business into an energy marketing business which obviously will help us if we find gas in the Utica... So they're going to be some strategic benefits there We have a strong brand. We think it – if anything it enhances the company from a financial and reputational point of view.” John Hess January 2013 Long Term Strategic Not Strategic Anymore For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

Before Shareholder Nominee Involvement: Bakken Midstream MLP Was Inappropriate [ 32 ] “Today we are announcing the culmination of that process...Specifically, we will be... pursuing the monetization of our Bakken midstream assets.” John Hess March 2013 “...the strategic infrastructure we have in North Dakota...the Tioga Gas Plant...that's not something that we would be interested in MLPing.” John Hess November 2012 “But we certainly do not believe that an MLP in the Bakken is appropriate at this time.” John Hess January 2013 Not Interested in MLP Pursuing MLP For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

[ 33 ] Before Shareholder Nominee Involvement: Hess Had Called Restructuring Plan Complete Question on January 2013 earnings call: “So, I guess the question is do we largely know all of the larger moving pieces at this juncture? Is that a fair statement?” John Hess Response: “Absolutely, that is the correct understanding of my remarks, that the major moves to reshape our portfolio in terms of divestiture to complete the strategic reshaping of our portfolio, will have been completed by the end of 2013.” “...these divestitures will complete the strategic reshaping of our portfolio” John Hess January 2013 “We have had this strategic transformation... underway really going back...since I became Chairman... So this is not something that just happened overnight and is response to an activist.” John Hess March 2013 Restructuring Is Complete Transformation Ongoing For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

All of These Directors Should Be Up For Election [ 34 ] 0% for Hess ?!?! 3 Management Directors vs. Peer Average of 1.4 Hess Peer Average Name Age Tenure Relative Performance Over Tenure Oil & Gas Operating Experience Background John Hess 58 35 / 17 (460%) Hess Management Hess Chairman & CEO Thomas H. Kean 77 23 (1,022%) None Government; Joint executor Hess estate; Director & Sec. of Hess Charitable Trust Edith Holiday 61 20 (589%) None Government Nicholas F. Brady 82 19 (550%) None Government/Finance; Joint executor Hess estate; invests for Hess Charitable Trust Robert Wilson 72 17 (335%) None Healthcare; Johnson-Hess family connection Frank A. Olson 80 15 (396%) None Auto Rental Craig Matthews 69 11 (153%) None Electricity Ernst von Metzsch 73 10 (44%) None Finance Risa Lavizzon-Mourey 58 9 (68%) None Non-profit; Johnson-Hess family connection F. Borden Walker 59 9 (68%) Hess Management Hess EVP & President, Marketing and Refining John Mullin III 71 6 (56%) None Finance; Joint executor of Hess estate Samuel Bodman 74 4 (47%) None Government/Chemicals Gregory P. Hill 52 4 (47%) Hess Management Hess EVP & President, Worldwide Exploration and Production Samuel A. Nunn Jr. 74 6 mo NA None Government; Chairman CSIS of which John Hess is a Trustee Least independent, least energy experience, most management directors and one of the longest tenures For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. 0% 5% 10% 15% 20% 25% 30% 35% Oil & Gas Operating Experience Tenure 8 yrs 10 yrs 12 yrs 14 yrs

[ 35 ] Only Directors To Retire Are Those That Faced Election Hess Slate Oil & Gas Operating Experience Tenure Independence ??? Shareholder Vote Withheld in Last Election (2010) Nicholas F. Brady None 19 Years Joint executor Hess estate; invests for Hess Charitable Trust 38.8% Gregory P. Hill Hess 4 Years Officer of Hess 1.2% Thomas H. Kean None 23 Years Joint executor Hess estate; Director & Sec. of Hess Trust 39.2% Samuel A. Nunn Jr. None 6 Months Chairman CSIS, of which John Hess is a Trustee NA Frank A. Olson None 15 Years 33.2% “These independent directors agreed to join our board, because they believe in our outstanding plan, and they recognize that our plan is the right plan for all of our shareholders.” “We have had this strategic transformation, as my remarks noted, underway, really going back...since I became Chairman...In fact, Elliott got on the train after it really left the station...This is a culmination of a multi year strategy...” ...John Hess, March 2013 In response to Elliott, Hess found five new nominees willing to agree with Hess plan Original slate severely lacked operating experience, independence, and had long tenure How genuine and sustainable is Hess’s change in response to Elliott? For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

Shareholder Nominees Are Truly Independent [ 36 ] “Shareholder Nominees are completely independent, would constitute a minority of directors, and, unlike Hess’s nominees, have not preapproved any plan. If elected to the Board, each of these executives will bring substantial expertise, experience, and independence that we believe is sorely needed at Hess.” Elliott Letter to Shareholders, March 26th 2013 “While this letter presents Elliott’s perspectives, Shareholder Nominees will form their own, independent views on the Company, its assets, and its strategy. These five accomplished individuals bring deep knowledge and experience in areas that are severely lacking in the existing board.” Elliott Letter to Shareholders, January 29th 2013

 New Lead “Independent” Director Just as “Independent” as the Last One [ 37 ] On March 4th Hess announced the appointment of a new lead “independent” director... Lead independent directors collectively received $3 million directly from John Hess’s family estate Nicholas Brady Former Lead Independent Director Lead Independent Director AND Joint-Executor, Hess estate John Mullin III New Lead Independent Director Lead Independent Director AND Joint-Executor, Hess estate For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

One Metric To Demonstrate Why Failure of Process at Hess Must Be Addressed [ 38 ]... More than 25% of Shareholders’ investment is reinvested each year: 2008 2009 5 Year Average 2012 2011 2010 Capital Spending as % of Average Market Cap 17% 18% 30% 47% 32% 28% 2013 Capital Spending as % of Current Market Capitalization = 26% Future capital allocation decisions by the Board and CEO determine returns for current Shareholders For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com.

[ 39 ] What confidence can Shareholders have that the process of allocating capital at Hess has changed?

[ 40 ] What will happen when the bright lights of a proxy contest are turned off?

Hess Has Never Responded to Shareholders in The Past [ 41 ] John Hess voted against his board’s recommendation and blocked destaggering Withholding votes on directors % of Total Shares Voted for Declassification Trying to de-stagger Board Objecting via Say on Pay Most Recent Votes Withheld From Directors Say on Pay Support For more information, including the sources and support for our statements and analysis, please see our Shareholder presentation: “Shareholder Advisory Services Presentation,” available at ReassessHess.com. Brady Kean Olson Holiday Bodman Von Metzsch 2010 2011 2012 0% 10% 20% 30% 40% 50% 0% 20% 40% 60% 80% 100% 2007 2008 2012 40% 60% 80% 100% Hess Energy Companies S&P 500

[ 42 ] What confidence can Shareholders have that the process of allocating capital at Hess has changed? What confidence can Shareholders have that execution at Hess has changed? What confidence can Shareholder have that anything at Hess has fundamentally changed?

[ 43 ] The best indication of what someone will do is to look at what they have done.

Rodney Chase [ 44 ] Former Deputy Chief Executive, BP plc Former CEO of Exploration & Production, CEO of Marketing & Refining, Chairman/CEO BP of BP America Current or Former Independent Chairman at Genel, Nalco, Petrofrac Rodney’s deep experience in every facet of oil & gas and significant industry public board experience will be a meaningful addition to the Hess Board Selected career accomplishments during 38 years at BP Led upstream and downstream businesses of BP, overseeing material restructuring, integrating substantial assets, and instituting a performance-based culture. Stock outperformed its peers by 160% during his tenure as director and senior leader Spearheaded portfolio rationalization effort at BP to strengthen business focus and drive performance growth including the sale of BP Minerals ($4bn) and BP’s stake in Ruhrgas ($2bn) and the acquisitions of Amoco ($57bn), ARCO ($27bn), Mobil Europe, Castrol ($6bn) and Veba Oil ($5bn) Directed creation of $20bn Russian JV with TNK, BP’s largest single asset over the last decade. ~30% IRR over 9-year period on BP’s $6.9bn investment Selected highlights from 10 years as an independent director As Chairman of Nalco, led Nalco back to public ownership after private equity, recruiting a new CEO and management team to drive a strong performance turnaround and eventually to oversee the sale of the company to Ecolab As the initial Independent Chairman of Petrofac and Genel Energy, was integral to the setting of strategies, overseeing the execution of performance plans and the creation of performance cultures and effective governance based on independent board oversight Relevancy to Hess Led Successful Restructurings At Both Executive and Board Levels Senior Oil & Gas Upstream Experience Succession Planning Experience Corporate Governance Expertise Strong Shareholder Value Orientation

Harvey Golub [ 45 ] Former Chairman & CEO, American Express Former Non-Exec Chairman AIG, Campbell Soup Co, Readers Digest, Ripplewood Chairman of Miller Buckfire, Advisory Board of Kleinwort Benson Investors Former Director Dow Jones, RHJI International Harvey’s unparalleled executive, advisory and public board experience restructuring, refocusing and turning-around struggling enterprises will allow him to provide unprecedented perspective to the Hess Board Selected career accomplishments at American Express Led a dramatic turnaround of American Express – with shares appreciating by over 750% during his tenure – by setting a clear strategic direction, shedding non-core businesses, streamlining management reporting structures, eliminating redundancies and creating a culture of performance and accountability Fulfilled every promise and commitment made as CEO by fostering a culture that prized intellectual honesty, a willingness to challenge the conventional wisdom, and a focus on “getting things done” Prepared extremely successful, collaborative leadership transition that has become a model for effective succession planning Selected highlights from public board experience As Non-Executive Chairman at AIG, helped construct the strategic plan to establish corporate focus, to divest non-core assets, and to return the company to private-sector ownership As Non-Executive Chairman at Campbell Soup, supervised strategic assessment of the enterprise that led to the divestment of Godiva Chocolatier – a successful, profitable business but one that required a skill-set that was not a core strength at Campbell Relevancy to Hess Legendary Ability to Focus Organizations (subject of business school case studies) Unparalleled Turnaround Experience History of Accomplishing Meaningful Returns for Shareholders as Director Strong Shareholder Value Orientation

Karl Kurz [ 46 ] Former COO, Anadarko Petroleum Corporation Former SVP North America Operations Midstream and Marketing, SVP United States Onshore and Marketing, VP Midstream and Marketing Managing Director and Co-Head of Energy Group at CCMP Capital from 2009 to 2012 Current Director of Semgroup and Global Geophysical Karl’s significant experience transforming independent E&P companies and operating a global portfolio of conventional and unconventional assets, as well as his track record of value creation across exploration, production, midstream, marketing and private equity will add significant value to the Hess Board Selected career accomplishments during tenure at Anadarko As COO of Anadarko, helped lead a successful transformation including: build-out of Anadarko’s top-tier exploration capability, MLP spin-off of Anadarko’s pipeline assets, and shift toward increased capital discipline and improved operational execution Helped lead portfolio repositioning through acquiring Kerr-McGee and Western Gas Resources (total $23bn) as well as the substantial divestiture and portfolio high-grading program that followed, resulting in $16bn of proceeds and over 5.3 BBoe of net resources added at $1.80/boe Spearheaded conceptualization and execution of MLP spin-off of Western Gas Partners, creating over $6.7bn of shareholder value through midstream monetization while maintaining control of the MLP and its assets through its GP ownership As VP of Midstream & Marketing, returned business from persistent losses to consistent profitability; improved morale through common vision, re-engineering cost structure; created culture of accountability, intellectual honesty and performance Selected highlights from public board experience As independent director of Semgroup, played integral role in restructuring the company after its bankruptcy and growing it to a market capitalization of over $2.2bn Relevancy to Hess Track Record of Effective Restructurings Senior Mgmt Unconventional Experience Strong Capita; Allocation Capabilities History of Value Creation in Midstream Senior Mgmt Conventional Experience Strong Shareholder Value Orientation

David McManus [ 47 ] Former EVP and Head of International Operations, Pioneer Natural Resources Co Former EVP at BG President of ARCO Europe Current Director at Rockhopper Exploration, Flex LNG and Caza Oil & Gas David’s deep experience executing a portfolio repositioning and tremendous international oil & gas experience will allow him to contribute unique insight to the current strategic decision-making process on the Hess Board Selected career accomplishments during tenure at Pioneer Led value accretive, strategic divestiture of Pioneer’s international portfolio including objective assessment of all opportunities available to monetize international asset base – during his tenure Pioneer’s returned over 200% Managed international portfolio, setting and executing consolidation strategy in North Africa which increased net asset value by 10 times over 6 years through successful exploration and appraisal program Heavily involved in executive committee decision-making on Pioneer’s U.S. onshore resource play development – onshore production grew from 27mboe/d to 95mboe/d a nearly 30% CAGR during his tenure Worked constructively with board, including dissident nominees from activist investor Southeastern Asset Management Selected highlights from public boards and previous positions As EVP at BG, oversaw execution of BG’s largest project – development of 200,000 bbl/d field and related facilities in Kazakhstan As independent Non-Executive Chairman at Cape oversaw extensive acquisition program as Cape executed on its strategy to build a core position in Australia As independent director at Rockhopper Exploration, oversaw high performing exploration-focused E&P company and supervised the farm-down of a large working interest in the Falkland Islands Relevancy to Hess Extensive Experience Evaluating & Executing Effective Restructuring Track Record of Value Creation Immense International Energy Experience Solid Corporate Governance Record Strong Shareholder Value Orientation

Mark Smith [ 48 ] SVP and CFO, Ultra Petroleum Corporation CFO of Gulf Liquids, Inc (Midstream) VP of Business Development at J. M. Huber Energy VP of Upstream Business Development at Constellation Energy Technical background in Petroleum Engineering Mark’s experience on an executive team that manages the lowest-cost operator in an unconventional resource play and operates with a sharp focus on ROCE will be a great resource for the Hess Board Selected career accomplishments during tenure at Ultra Petroleum Oversaw measurement and benchmarking system that has allowed Ultra to decrease average drilling days in the Pinedale by 81% since 2006 and led to the lowest all-in costs per boe in the industry Spearheaded 2012 transaction of UPL midstream through creative REIT structure that monetized assets at 11.5x cash flow while retaining operating control Structured tax efficient, highly complex transactions including monetizations of UPL’s Chinese assets and Pinedale liquids gathering system as well as restructurings of UPL’s international tax framework Manages disciplined capital allocation process which has included taking tough non-consent actions on high cost wells Helped build culture which stresses operating efficiency, intensive data analytics to drive decision-making, continual improvement and adoption of best practices Relevancy to Hess Senior Mgmt Unconventional Experience Laser Focus on Operating Efficiencies Experience Montizing Midstream Financial Expertise & History of Drawing On Creative Solutions to Unlock Value Strong Shareholder Value Orientation

[ 49 ] Shareholder Nominees have the exact skills and experience to change the culture of the boardroom and help Hess realize its tremendous potential for all Shareholders

[ 50 ] www.ReassessHess.com